Exhibit(j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, with respect to Legg Mason Partners Target Retirement 2015, Legg Mason Partners Target Retirement 2020, Legg Mason Partners Target Retirement 2025, Legg Mason Partners Target Retirement 2030, Legg Mason Partners Target Retirement 2035, Legg Mason Partners Target Retirement 2040, Legg Mason Partners Target Retirement 2045, Legg Mason Partners Target Retirement 2050 and Legg Mason Partners Target Retirement Fund, each a series of the Legg Mason Partners Equity Trust.

New York, New York

August 28, 2008